Certain identified information has been excluded from the exhibit because it is both not material and is the type that the registrant treats as private or confidential.
AMENDMENT NO. 4
TO ETHANOL PURCHASE AND SALE AGREEMENT
BETWEEN CARDINAL ETHANOL, LLC AND MUREX N.A., LTD.
DATED DECEMBER 18, 2006

THIS AMENDMENT NO. 4 TO the ETHANOL PURCHASE AND SALE AGREEMENT (“Amendment”) is made and entered into as of this 9th day of September, 2022 (the “Signing Date”) by and between Murex LLC, a Texas limited liability company (“Murex”), (successor in interest to Murex N.A., Ltd.), located at 7160 North Dallas Parkway, Suite 300, Plano, Texas 75024, and Cardinal Ethanol, LLC, an Indiana limited liability company (“Cardinal”), located at 1554 N. 600 E., Union City, IN 47390.

WITNESSETH:

WHEREAS, Murex and Cardinal entered into that certain Ethanol Purchase and Sale Agreement on December 18, 2006 (the “Agreement”); and

WHEREAS, Murex and Cardinal entered Amendment 1 to the Agreement on July 6, 2009; and

WHEREAS, Murex and Cardinal entered Amendment 2 to the Agreement on November 22, 2011; and

WHEREAS, Murex and Cardinal entered Amendment 3 to the Agreement on July 27, 2018; and

WHEREAS, Murex and Cardinal desire to amend certain provisions of said Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

Amendments

Section 1.01 Amendment to Article 1. Definitions. Effective as of the Effective Date, Article 1 of the Agreement is amended to read as follows:

Section 1.05 “Commission” means for each net gallon that Buyer takes under this Agreement, Buyer shall receive [***] per Gallon of Ethanol Delivered pursuant to Section 7.1 (a) and (c).

Section 1.10 “Effective Date” means December 1, 2022.

Section 1.27 “Material Change in Control” means the occurrence of any one or more of the following (i) when a person or entity, or more than one person or entity acting as a group, acquires at least 50.1% of the equity ownership of Seller (whether in a single transaction or a series of related transactions), or (ii) Seller sells or transfers all or any material portion of its assets (whether in a single transaction or a series of related transactions), excluding assets sold or transferred in the ordinary course of business, or (iii) any merger, reorganization, business combination, recapitalization or consolidation, if, as a result thereof, a person or entity, or more than one person or entity acting as a group, acquires at least 50.1% of the equity ownership of Seller or any other entity that is the surviving entity in such merger, reorganization, business combination, recapitalization or consolidation.

Section 1.02 Amendment to Section 3.1 Initial Term; Renewal. Effective as of the Effective Date, Section 3.1 of the Agreement is amended to read as follows:

Section 3.1. Initial Term; Renewal. The initial term of the Agreement shall be for an eleven (11) year period (the “Initial Term”), beginning on November 18, 2008, the “Date of First Delivery”. The Initial Term shall be followed by a renewal term (the “First Renewal Term”) of slightly more than three years (ending November 30, 2022). The First Renewal Term shall be followed by a second renewal term (the “Second Renewal Term”) of slightly more than two years (ending December 31, 2024), that shall thereafter renew automatically for subsequent one-year periods unless notice is given by either party of its intention not to renew at least ninety (90) days prior to the end of the then current term. The First Renewal Term, the Second Renewal Term and any subsequent renewal terms shall be referred to as a “Renewal Term”.

Section 1.03 Addition of Section 3.7 Early Termination due to Material Change in Control. Effective as of the Effective Date, Section 3.7 of the Agreement is added to read as follows:

Section 3.7 Early Termination due to Material Change in Control. This Agreement may be terminated early by Seller if there occurs during the Initial Term, or during any Renewal Term, a Material Change in Control. Seller will notify Buyer of such Material Change in Control no later than ten (10) days following its consummation (or ten (10) days after Seller becomes aware of the consummation of a Material Change in Control), and Seller may terminate this Agreement by providing ninety (90) days prior written notice to Buyer; provided, however, any such termination shall be subject to the provisions of Section 3.8.

Section 1.04 Addition of Section 3.8 Effect of Termination. Effective as of the Effective Date, Section 3.8 of the Agreement is added to read as follows:

Section 3.8 Effect of Termination.

(a)Upon termination of this Agreement, all obligations of Buyer to Seller and Seller to Buyer shall terminate, other than such obligations which are expressly provided herein to survive termination of this Agreement; provided, however, (i) payment obligations for any amounts owing by one Party to the other Party accrued up to the date of such termination shall remain in full force and effect and shall be promptly paid and settled in accordance with the terms of this Agreement, (ii) such termination shall not release any Party from any liability for any breach or non-performance by such Party arising prior to such termination, and (iii) the obligations set forth in Section 3.8(b) shall survive such termination.

(b)If a contract involving Seller's Ethanol, Renewable Identification Numbers (“RINs”) and/or other carbon reduction benefits extends beyond the termination date of this Agreement, and if Seller has approved such Buyer contract prior to its execution as evidenced by a written purchase agreement, Seller shall be required to deliver sufficient amounts of Ethanol to Buyer to cover such commitments following termination of this Agreement.

Section 1.05 Amendment of Section 7.1 Determination of Price. Effective as of the Effective Date, Section 7.1(c) of the Agreement is added to read as follows:

Section 7.1(c) Determination of Price. For all sales of Export Ethanol by Buyer or for sales of Ethanol for Buyer's own account, Buyer agrees to pay to Seller a purchase price, as follows: for each Gallon of Export Ethanol Delivered or for each Gallon of Ethanol Delivered to be sold to Buyer for its own account, which quantity shall be determined in accordance with Section 5.2 (the "Special Purchase Price"). “Export Ethanol” shall mean each gallon of Ethanol to be sold by Buyer outside the United States. The Special Purchase Price shall be equal to [***]. Because the Special Purchase Price may not be finalized at the time of Payment, a Provisional Price may be used. “Provisional Price” shall mean the estimated price which will be used which shall be agreed upon by Buyer and Seller. The Special Purchase Price will be finalized and the Provisional Price trued up by the end of the month following the sale.

Section 1.06 Amendment to Section 8.3 Tank Cars. Effective as of the Effective Date, Section 8.3 of the Agreement is amended to read as follows:

Section 8.3 Tank Cars. Buyer will be responsible for providing a minimum of [***] needed for rail transportation and will manage Seller’s Tank Car fleet. Buyer will lease [***] per Tank Car per month. Buyer will lease [***] per Tank Car per month. These amounts will be billed by Buyer to Seller on or before the first (1st) day of the month for the previous month, and Seller will pay Buyer no later than the tenth (10th) day of each month for Tank Car leases. Buyer and Seller will develop a plan and work together to satisfy Seller’s Tank Car needs.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Effective Date.

BUYER:

MUREX LLC
a Texas limited liability company

By:     /s/ Robert C. Wright
Robert C. Wright
President

SELLER:

CARDINAL ETHANOL, LLC
an Indiana limited liability company

By:     /s/ William Dartt
Name: William Dartt
Title: CFO
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